Exhibit 16.1

May 4, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the Form 6-K dated May 4, 2022, of Pyxis Tankers Inc. and are in agreement with the statements contained in the paragraphs 2, 3 and 4 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece